Exhibit 5.1

January 12, 2026

iRhythm Holdings, Inc.
699 8th Street Suite 600
San Francisco, CA 94103

Re: Registration Statement on Form S-8

Ladies and Gentlemen:

As counsel to iRhythm Holdings, Inc., a Delaware corporation (the “Company”) and iRhythm Technologies, Inc., a Delaware corporation (“Predecessor”), we have examined the Post-Effective Amendments (the “Post-Effective Amendments”) to Form S-8 Registration Statement Nos. 333-263066, 333-256762, 333-236838, 333-233033, 333-223351, 333-217077 and 333-214203 (collectively, the “Registration Statements”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) on or about January 12, 2026 in connection with the prior registration by Predecessor under the Securities Act of 1933, as amended (the “Securities Act”), of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (“Common Stock”), that consists of shares of Common Stock subject to issuance by the Company (a) upon the exercise of stock options or settlement of awards (including awards of stock options, stock bonuses, stock appreciation rights, restricted stock units and/or performance shares) granted under the Company’s 2006 Stock Plan (the “2006 Plan”), (b) upon the exercise of stock options or settlement of awards (including awards of stock options, stock bonuses, stock appreciation rights, restricted stock units and/or performance shares) granted or to be granted under the Company’s 2016 Equity Incentive Plan (the “2016 Plan”) and (c) pursuant to purchase rights granted or to be granted under the Company’s Employee Stock Purchase Plan (the “Purchase Plan,” and together with the 2006 Plan and the 2016 Plan, the “Plans”). The Company became the successor to Predecessor on January 12, 2026 for purposes of Rule 414 under the Securities Act as a result of the merger (the “Merger”) of Predecessor with and into the Company’s wholly owned subsidiary, LTCM Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with Predecessor being the surviving corporation. Upon effectiveness of the Merger, the separate corporate existence of Merger Sub ceased, and Predecessor became a direct, wholly owned subsidiary of the Company. In connection with the Merger, the Company assumed and adopted the Plans and assumed the obligation to issue the Shares issuable thereunder.

As to matters of fact relevant to the opinions rendered herein, we have examined such documents, certificates and other instruments which we have deemed necessary or advisable, including a certificate addressed to us and dated the date hereof executed by the Company. We have not undertaken any independent investigation to verify the accuracy of any such information, representations or warranties or to determine the existence or absence of any fact, and no inference as to our knowledge of the existence or absence of any fact should be drawn from our representation of the Company or the rendering of the opinion set forth below. We have not considered parol evidence in connection with any of the agreements or instruments reviewed by us in connection with this letter.

In our examination of documents for purposes of this letter, we have assumed, and express no opinion as to, the genuineness and authenticity of all signatures on original documents, the authenticity and completeness of all documents submitted to us as originals, that each document is what it purports to be, the conformity to originals of all documents submitted to us as copies or facsimile copies, the absence of any termination, modification or waiver of or amendment to any document reviewed by us (other than as has been disclosed to us), the legal competence or capacity of all persons or entities (other than the Company) executing the same and (other than the Company) the due authorization, execution and delivery of all documents by each party thereto. We have also assumed the conformity of the documents filed with the Commission via the Electronic Data Gathering, Analysis and Retrieval System (“EDGAR”), except for required EDGAR formatting changes, to physical copies submitted for our examination.

iRhythm Holdings, Inc.

January 12, 2026

The opinions in this letter are limited to the existing General Corporation Law of the State of Delaware now in effect. We express no opinion with respect to any other laws.

Based upon, and subject to, the foregoing, it is our opinion that the Shares, when issued and sold by the Company in accordance with the terms (including, without limitation, payment and authorization provisions) of the applicable Plan and the applicable form of award agreement thereunder, against the Company’s receipt of payment therefor (in an amount and type of consideration not less than the par value per Share), and duly registered on the books of the transfer agent and registrar for the Shares in the name or on behalf of the holders thereof, will be validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Post-Effective Amendments and further consent to all references to us, if any, in the Post-Effective Amendments, the Registration Statements, the prospectuses constituting a part thereof and any amendments thereto. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

iRhythm Holdings, Inc.

January 12, 2026

This opinion is intended solely for your use in connection with the issuance and sale of the Shares subject to the Post-Effective Amendments and Registration Statements and is not to be relied upon for any other purpose. In providing this letter, we are opining only as to the specific legal issues expressly set forth above, and no opinion shall be inferred as to any other matter or matters. This opinion is rendered on, and speaks only as of, the date of this letter first written above, and does not address any potential change in facts or law that may occur after the date of this opinion letter. We assume no obligation to advise you of any fact, circumstance, event or change in the law or the facts that may hereafter be brought to our attention, whether or not such occurrence would affect or modify any of the opinions expressed herein.

Very truly yours,

/s/ Fenwick & West LLP

FENWICK & WEST LLP